GLATFELTER SECOND QUARTER EARNINGS CONFERENCE CALL

AUGUST 8, 2006

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance

George Glatfelter

Glatfelter — CEO

John Jacunski

Glatfelter — CFO

Dante Parrini

Glatfelter — COO

CONFERENCE CALL PARTICIPANTS

Bruce Klein

Credit Suisse — Analyst

Ian Zaffino

Oppenheimer — Analyst

Mark Wilde

Deutsche Bank — Analyst

Bruce Wilcox

Cumberland Associates — Analyst

Stuart Benway

Standard — Analyst

James Gallagher

PRESENTATION

Operator

Good morning. My name is Rich and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Glatfelter second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). Thank you. It is now my pleasure to turn the floor over to your host, Glenn Davies. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance

Thank you. Good morning and thank you for attending today’s conference call. My name is Glenn Davies and I’m with the Company’s Corporate Finance Group. Joining me on the call this morning is George Glatfelter, our Chairman and Chief Executive Officer; John Jacunski, Senior Vice President and Chief Financial Officer and Dante Parrini, our Executive Vice President and Chief Operating Officer.

A few comments before we begin. During the call today, we will be referring to adjusted earnings. This is considered to be a non-GAAP financial measure since it excludes from earnings the effects of certain non-recurring items. In this morning’s earnings release, we included a reconciliation of adjusted earnings to our GAAP results together with a discussion of why we use adjusted earnings. Our earnings release is available on the investor relations page of our corporate Web site — Glatfelter.com.

I would also remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2005 annual report filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted or estimated in any such forward-looking statement.

George Glatfelter - Glatfelter — CEO

Thank you Glenn. Good morning everyone and welcome from York, Pennsylvania. As you know, earlier this morning, we released our results for the second quarter of 2006. In a moment, John Jacunski will provide more specific comments on the quarter’s financial results, but prior to that, I will offer these general comments on our performance.

As expected, the second quarter was pretty busy; it was extremely busy. I feel very positive about what we have accomplished. Clearly, the amount of activity within the business has made the quarter somewhat challenging from a reporting perspective; you no doubt experienced that. In this call, we will cut through the clutter and provide you with a clear understanding of how the business actually performed.

In this regard, I believe that from a shareholder perspective, there are three things that stand out regarding our Q2 performance. These are the things that matter most about the second quarter.

First, we continued to experience strong market conditions across the span of both of our business units. By and large, we expect these conditions to continue throughout 2006.

Secondly, at each of our North American facilities, mill-wide maintenance outages occurred during the quarter.

I realize that there are a number of new shareholders on the call today. For those of you that are new to the Company and new to this industry, these annual outages reflect major surgery within operations. They are always expensive. One outage included a significant $21 million upgrade of a major paper machine at the Spring Grove, Pennsylvania facility. Each outage had a significant impact upon production volume and earnings in our North American Specialty Papers business unit.

Third, we have made significant impact upon transforming our business through the acquisitions of both Chillicothe and Lydney. The transfer of 125,000 tons of book paper business from our Neenah, Wisconsin facility has been successfully completed and production there has ceased. Integrations at Chillicothe are on plan. Our Lydney facility is now operating on a stand-alone basis. Broader integration activities are on hold pending the results of the regulatory review process that we shared with you last quarter. However, management at the facility has solidified and operational performance is improving. And as a John will describe, we have successfully completed refinancing our debt with respect to these acquisitions.

These three things — solid business conditions, the impact of annual mill outages and business transformation — tell the story for the second quarter. We will discuss them at length throughout our call this morning.

I would now like to ask John Jacunski to review our second quarter financial performance, after which I will ask Dante to comment on the performance of our business unit. I will then provide some concluding remarks before we take your questions. John?

John Jacunski - Glatfelter — CFO

Thank you, George. Today we reported a net loss of 20.7 million, or $0.46 per share. After adjusting for costs associated with the Neenah shutdown, merger integration and other one time items outlined in our earnings release, we lost $2.4 million, or $0.05 per share. This compares to adjusted earnings of $300,000, or $0.01 per share in the second quarter of 2005.

Overall, the primary drivers of the change in earnings on this basis in the quarter-to-quarter comparison were lower operating income for Specialty Papers which decreased earnings per share by $0.05, higher operating income for Composite Fibers that increased earnings by $0.02 and increased interest costs related to the acquisitions which reduced earnings per share by $0.03. The operating loss of our Specialty Papers business unit totaled of $5.9 million, $4.2 million lower in a quarter-over-quarter comparison. These results were driven by higher raw material and energy costs of $2 million, increased costs of the Spring Grove annual maintenance outage of $3.2 million and the impact of lower production in shipments from Spring Grove as a result of the paper machine upgrade. These costs were offset somewhat by higher selling prices totaling $5.6 million.

Our annual maintenance outage in Spring Grove normally has an earnings-per-share impact of $0.08 to $0.10. The rotation of annual maintenance at Spring Grove was more significant than normal this year and resulted in an earnings-per-share impact of $0.13. When combined with the annual maintenance outage in Chillicothe, the total impact on the second quarter of these maintenance outages was $0.25 per share. Going forward, we would expect our annual maintenance outages at our U.S. facilities to have an impact of approximately $0.18 to $0.22 per share.

In our Composite Fibers business unit, operating income totaled $3.1 million, an increase of $1.4 million from the second quarter of 2005. Significantly higher volume in the business unit more than offset the impact of higher raw material costs, which totaled $2.5 million and lower selling prices totaling $1.3 million. Excluding the impact of our recently acquired Lydney facility, volume in the business unit increased 20% in the quarter-over-quarter comparison. In total, the Chillicothe and Lydney acquisitions were dilutive to adjusted earnings per share by $0.06 during the second quarter.

Our second quarter results include a total of $23.3 million of pre-tax charges related to the shutdown of the Neenah facility. The charges consist of accelerated depreciation on the assets to be abandoned, severance and pension curtailment costs. Our total charge this year related to the Neenah facility shutdown is $50.7 million. Additional shutdown-related charges totaling 2.5 million to 4 million are expected to be recorded in the second half of this year. Approximately $21 million of this will be paid in cash with the majority of it paid during the third quarter. Also during the second quarter, we incurred $3.7 million of acquisition integration costs and we expect to incur additional integration costs of approximately $6 million during the second half of this year.

During the quarter, we completed the refinancing of substantially all of our debt. Our debt at June 30th was $389.5 million, which is a level we expected after completing the two acquisitions. As of that date, our debt to total capital was approximately 49%. We expect to reduce our debt from cash generated from our operations and from the proceeds from our previously announced timberland monetization strategy.

This concludes my comments, I will turn it back to you, George.

George Glatfelter - Glatfelter — CEO

Thank you, John. I’d now like to ask Dante Parrini to provide an overview of our business performance. Dante?

Dante Parrini - Glatfelter — COO

Thank you, George, and good morning. I’d like to provide comments on the performance of our business units and mill operations during the second quarter of 2006.

Let’s start with Composite Fibers. This is the form our long fiber and overlay papers business unit, which now includes the Lydney UK mill, and is a world leader in the manufacture of high-quality filter papers for the food and beverage segment, overlay papers for the composite laminate industry, premium quality metalized papers and niche technical specialties.

Second quarter 2006 net sales were approximately 50% ahead of the same quarter a year ago, which is due to the Lydney acquisition and strong volumes across most segments. Selling prices were unfavorable in the comparison by 1.3 million U.S. dollars. Unit volumes overall were up by approximately 47% in the quarter-to-quarter comparison, or approximately 20% when adjusted to exclude Lydney. In food and beverage, our largest market segment, volumes were up by 76%, or 9% after adjusting for the Lydney acquisition. Each of the other segments in Composite Fibers performed well during the quarter, generating strong volume growth. Although pricing declined in the comparison, they were stable compared to the past two quarters, and actually up a percentage or so from last quarter.

Near-term demand and pricing outlook. Food and beverage demand remains strong. Near-term demand for overlay products is expected to slow down compared to three months ago, and the longer-term prospect for balanced supply and demand in this segment, especially in Europe, remains uncertain. And sales of metalized papers are strong as we are now in the traditional busy summer season. From a pricing standpoint, we anticipate stable prices across most of our product lines. And our Euro program, which is designed to improve Composite Fibers’ financial performance, remains on track to deliver $7 to $9 million of financial benefit by January of 2008.

Now let’s move to our Specialty Papers business unit that includes four major market segments — premium book publishing papers, carbonless papers and forms, envelope and converting papers and engineered products. For the second quarter, net sales were up approximately $115 million, reflecting the inclusion of Chillicothe this year. Adjusting to exclude the impact of this acquisition, net sales were up 3% due to stronger pricing conditions that contributed $5.6 million versus the same quarter a year ago. Specialty Papers volumes increased 70%, substantially all due to the Chillicothe acquisition.

Now I will offer more specific comments by market segment. Book publishing revenues were up 12%, which reflects the improvement in selling prices and unit volumes were up 7% due to strong demand and the addition of new business. In the carbonless paper market segment, volumes shipped declined 9% compared to the same period a year ago when the Chillicothe facility was under previous ownership. Much of this is due to expected market attrition, as well as a loss of a couple of customers that changed suppliers before the Glatfelter acquisition.

Envelope and converting papers — revenues were up 9%, which reflects improved pricing in the white papers market, and unit volumes were up slightly, approximately 1%, in the quarterly comparison. Engineered products — revenues were up 7% and unit volumes were up 4% from the second quarter of 2005. This is driven by the continued successful execution of our plan to grow in [coated] specialties.

As for near-term demand and pricing outlook, our backlogs are quite strong and we expect this to continue across most of our segments. We implemented a second price increase for book publishing papers on July 1 of $40 a ton. In addition, a 5% to 6% price increase was recently announced in carbon papers. We expect this increase to be more fully realized by the end of the first quarter of 2007 due to the contractual nature of many of our relationships in this segment.

A few comments on new product development. During the second quarter, excluding acquisitions, approximately 52% of our net revenue came from products less than five years old, which is consistent with our target of 50% through this cycle.

Now I’d like to go to mill operations. Composite Fibers — operations in Germany and France ran well during the quarter and benefited from much higher volume during the second quarter of this year compared to last year, which enabled us to operate more cost effectively. We continue to work to improve the performance of the Lydney mill, that we will take an outage at this mill in August to do some much-needed maintenance that will further improve the mill’s performance.

The second quarter was also a very busy one for the operations of the Specialty Papers business unit. During the quarter, we substantially completed the transfer of the manufacturing of book paper from our Neenah, Wisconsin facility to Chillicothe. The Neenah facility ceased production on June 30th and we’re in the process of completing the shutdown.

In addition, as mentioned during this call and in our press release this morning, we had our annual maintenance outages at both the Spring Grove and Chillicothe facilities during the second quarter. We also completed a $21 million improvement into a major paper machine in Spring Grove during June. This upgrade will expand our production capabilities, improve quality and productivity and reduce energy consumption. While the outages and paper machine upgrade impacted our results during the second quarter, we believe that our operations will benefit and that our cost to produce will decline as a result of these investments. We have no other unusual or extraordinary outages or capital projects planned for the remainder of this year in this business unit.

This concludes my comments, I will turn it back to you, George.

George Glatfelter - Glatfelter — CEO

Thank you, Dante. To summarize the comments that have been made here, I will repeat that it has been a very active quarter and we have made significant progress. Before I open the call to your questions, I would like to focus again on the three things that mattered most in the quarter. As Dante mentioned, we expect that the positive environment for many of our market segments will continue. Demand is strong and pricing conditions generally are expected to remain favorable. Our annual maintenance outages are complete and operations have normalized. We expect solid manufacturing performance throughout the remainder of the year.

With respect to our acquisitions, we believe we are on track to deliver the financial benefits we expected and previously communicated to you. As you know, the European Commission is reviewing our acquisition of the Lydney facility. Plans to further integrate this operation have been largely put on hold pending completion of their review. As a result, realization of the financial synergies we’ve projected as somewhat behind our plan at this point. We are working with the regulators to ensure they receive the information necessary to finalize their review. We expect to complete the submission of information by the middle of August, after which the regulators could complete their Phase I review by the end of September. Should a Phase II review be considered necessary, this time frame would obviously be extended. We continue to believe we have fully complied with all applicable rules and regulations surrounding our acquisition of the Lydney mill.

With respect to Chillicothe, the integration of this facility is going very well. We are committed to excel in the carbonless market. In this regard, our energies will be spent on delivering the high levels of service expected by our carbonless paper customers and providing an unmatched value proposition in order that we can become their supplier of choice in this key market.

In addition, now that all publishing papers previously produced at our Neenah facility have been successfully made into a copy, we are diligently focus on improving manufacturing, efficiency, service and yield. I’m very pleased with our efforts to date. Certainly challenges remain, but we know what they are and we have plans to address them.

I guess I’d conclude by stating what I hope to be obvious — these are exciting and challenging times for the Glatfelter Company. With so many things going on, you might suspect that our plate is rather full right now, and it is. At the same time, the keys to solid execution are actually pretty simple — focus on the few things that matter most, ensure that the organization is in alignment with the strategy and make certain that the necessary resources are in place to fully execute the plan.

I believe in the past, we have proven that we can execute effectively. I’d tell you that we’re in the process of doing it again, and that’s why I feel so positive about our business going forward. I’d like to thank you for your participation in today’s call and I’ll now turn the call back to Glenn.

Glenn Davies - Glatfelter — Corporate Finance

Thank you, George. At this time, we would welcome any questions you may have, and I’d like to ask Rich, our operator, to provide instructions on how to use this portion of the call. Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Bruce Klein, Credit Suisse.

Bruce Klein - Credit Suisse — Analyst

Good morning. I am just checking into the timberland sale — was there anything in the second quarter, or is there any expectation in the second half there will be some sales on that front?

George Glatfelter - Glatfelter — CEO

Thanks, Bruce. We are continuing to investigate opportunities for timberland sales. At this point, there’s really nothing of a material nature that I would report to you that occurred during the second quarter. Frankly, I don’t at this point expect anything of a material nature to occur throughout the remainder of the year. That does not mean that we’re not focus on this initiative. You know our previous CFO, John van Roden. He has been working on the timberland monetization plan since full-time since he relinquished his CFO duties back in June. So it’s something that’s very high on our radar screen, it’s something that’s very important to us, something we’ll be very thoughtful about with a goal to extracting maximum value from that resource. At this point, though, nothing of a consequential nature to report to you.

Bruce Klein - Credit Suisse — Analyst

And then the maintenance shot. I guess I’m still trying to understand — the amount was larger than expected, I guess you did a rebuild as part of it. And secondly, maybe you can give me a little bit more color. And secondly, does the [maintenance shut] — is it one time a year and is it always in 2Q?

George Glatfelter - Glatfelter — CEO

I will pass that to Dante to give you be some details on these shuts, but just to preface his remarks, because I mentioned, this is open heart surgery in a paper mill. Everything is shut down and things like turbines, things like boilers, things like process equipment, is inspected and repaired on a one-time basis. So it’s a big deal. And with that, Dante, I would offer the opportunity for you to respond to that question.

Dante Parrini - Glatfelter — COO

Sure, George. The annual maintenance outage for Chillicothe will take place in May next year. That is our expectation that will be a Q2 event and Spring Grove will be in June of ‘07. So both of these outages will happen in the second quarter. As George said, this year’s Spring Grove maintenance outage was more extensive and that had to do with some of the rotation of what equipment needed to be worked on this year. So we had a turbine generator and a recovery boiler and chemical cleaning that all take place at the same time. And not to bore you with details, but that had the pulp mill do for 14 days as opposed to 7 to 10, which is typical. Having the PM No. 7 down for nearly all of the month of June, we obviously lost production volumes as we replaced a press section and added some additional capabilities that will allow us to improve operating efficiency and produce new engineered products. So hopefully, that gives you a little bit more color behind the outages.

Bruce Klein - Credit Suisse — Analyst

That’s helpful. And then on the pricing, it sounds like you have some hikes in process on book at Chillicothe. Is there other hikes in envelope?

Dante Parrini - Glatfelter — COO

Maybe I can help quantify the impact of the price increases. I will start with carbonless. The 5 to 6% price increase that was announced for early September will have a financial impact of somewhere between 500,000 and 1 million in 2006, and that will largely be in the fourth quarter. And we estimate the 2007 impact to the $6 to $8 million. On the book publishing side, we implemented a $40 per ton increase on trade book papers and other book papers. We estimate the financial impact in ‘06 to be between $1.5 and $2 million. In terms of anticipating future price increases, it’s difficult to call at this point in time given the fact that we just recently announced and implemented price increases in our two largest market segments.

Bruce Klein - Credit Suisse — Analyst

Is that enough to recover the raw material and energy inflation?

Dante Parrini - Glatfelter — COO

I would say that, if you look in aggregate, $8 to $10 million that carries over into ‘07 is pretty significant. And I can’t forecast raw material prices for ‘07, but that’s very material to the Company.

Bruce Klein - Credit Suisse — Analyst

Okay. I will pass it on. Thanks guys.

Operator

Ian Zaffino, Oppenheimer.

Ian Zaffino - Oppenheimer — Analyst

Hi, good morning. Couple of questions here. First one would be, on the Lydney, how much of synergies are you delaying, what were you looking for and what do you think you’re actually going to get going forward? And then the second question would be is — should we be — since you’re (indiscernible) at the synergies that you’re actually delaying here in anticipation of this review? Thanks.

George Glatfelter - Glatfelter — CEO

I will tackle that and ask if John or Dante would want to add anything about it. As you probably are aware, as a result of the regulatory review process initiated by the European Commission, we have basically been asked to refrain from further integration of the Lydney facilities. We publicly announced that we expect that facility to generate in the neighborhood of $14 million of EBITDA during 2007. I think it’s reasonable and fair to assume that we’re somewhat behind our projected path at this point in large part because of the regulatory review. It’s really difficult and I think — I wouldn’t want to hazard a guess or speculate in terms of the impact of this standstill agreement with respect to integration. It’s something that we hope to have behind us in and no way in my mind has it detracted from the strategic benefit of these acquisitions. But it’s a process that we have to go through. I think it’s in everybody’s best interest that the process be as short as possible. And to the extent that the process drags on, I think it’s reasonable to assume that we will fall further behind in terms of our projected benefit capture.

Integration — the description of that, the definition of that is quite broad, ranging from everything from how we build this business into our Composite Fibers business unit, how we go to market, how we manage customers and agents, how we deal with redundancies across the span of the organization — it’s everything that you might expect from an integration point of view. At this point as I’ve mentioned in my remarks, we now are operating the Lydney facility on a stand-alone basis. You will recall that we acquired that facility out of bankruptcy or administration in the UK and basically have had to rebuild the infrastructure of the business and the management and all of that, and I feel pretty good about being able to operate that business on a stand-alone basis in the interim. But clearly, there is value being created through integration. We need to get to that as quickly as we possibly can, and in large part, that is determined by the regulators.

Ian Zaffino - Oppenheimer — Analyst

And tying that into your comments about stabilization in the Composite business, how much of that stabilization has been driven by this acquisition or a return on rational pricing per se, as opposed to other market dynamics?

George Glatfelter - Glatfelter — CEO

Let me defer that question to Dante, if I can, Ian. I think he’s closer to it than I am.

Dante Parrini - Glatfelter — COO

I would just categorize it to say that our Composite Fibers business unit is no different than many of our other segments in terms of how the market sets pricing and it’s supply and demand driven. And I believe that the level of uncertainty that customers in a number of these segments experienced through the first half of the year as the former JR Compton went into administration and the future of these facilities was unknown, caused customers to be somewhat nervous and defensive in terms of inventory positions and how they chose to buy. And I would say that the activity that we saw last year with excessive amounts of capacity in our markets and very aggressive competition for customer share has moderated to an extent that as the certainty of the future of Compton is now more finite. We acquired the Lydney mill and another Company acquired the Simpson Clough and [Devon Valley] mills. Just speculate on future pricing and supply and demand is probably not something we’re comfortable doing at this stage of the game.

Ian Zaffino - Oppenheimer — Analyst

Okay. And then just a final question. In the third and fourth quarter, what type of shutdown charges should we anticipate, and how do they break down? Thanks.

John Jacunski - Glatfelter — CFO

We don’t have any extraordinary shutdowns planned for the second half. We mentioned a shutdown for the Lydney mill, and that shutdown that is relatively consistent with the normal operating practice and something we saw a little bit of in the second quarter. We have no extraordinary shutdowns at any of our U.S. operations. We do have some maintenance to be done, but it’s consistent with what we would have done in the third quarter last year, so I wouldn’t expect anything unusual.

Ian Zaffino - Oppenheimer — Analyst

You didn’t have Lydney last year, so what should we anticipate as far as charges there?

John Jacunski - Glatfelter — CFO

I think the results will be consistent with what we have in the second quarter, but I wouldn’t expect anything extraordinary.

Ian Zaffino - Oppenheimer — Analyst

Alright, thank you very much.

Operator

Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

John, just to kind of come around first to that question that was just asked by Ian. You’re saying that even though you have a maintenance shutdown at Lydney in the third quarter, it won’t be a material difference from their second quarter performance?

John Jacunski - Glatfelter — CFO

Well, we have some downtime at Lydney in the second quarter, and we will have some costs, but the costs aren’t anywhere near the magnitude of any others we would have had in the second quarter. So we don’t expect it to be a significant driver of our results in the third quarter.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then you mentioned that your pricing benefit on a year-over-year basis in the U.S. business was in the range of about $5.5 million on a year-over-year. Can you quantify that on a quarter-to-quarter basis?

John Jacunski - Glatfelter — CFO

I don’t actually have that in front of me, so I could give you on the sequential quarter. That’s something I’ll have to get back to you on.

Mark Wilde - Deutsche Bank — Analyst

Dante, can you give us any sense of price quarter to quarter?

Dante Parrini - Glatfelter — COO

I think I spoke directionally about Composite Fibers where sequential quarter we saw anywhere from flat to up 1.5 to 2%. The price improvement that we have seen in the Specialty Papers business unit in North America is more significant than that. And, again, I don’t have the exact data in front of me, but from a trending point of view, obviously it’s all favorable across most of our market segments.

Mark Wilde - Deutsche Bank — Analyst

You mentioned both the carbonless and the book paper hike, but in the other domestic businesses — the engineered Products and things — are prices moving up there as well?

Dante Parrini - Glatfelter — COO

We’ve had some targeted price increases that have been implemented along the way, and I would say that, by and large, you could estimate perhaps another 0.5 million to 1 million in aggregate, but — which I give you the big pieces here with carbonless and book being our two largest segments.

Mark Wilde - Deutsche Bank — Analyst

Another question. On the timberland sales, John, you mentioned nothing significant in the second half, but I thought that there was a sale down at the Rehoboth Beach of about 250 acres that had been slated for the second half?

John Jacunski - Glatfelter — CFO

We have an agreement that could close in December, but it also could flop into next year, and it’s about $7 million so it’s not a huge amount of cash coming in. So it’s not necessarily going to close in December, but it’s possible.

Mark Wilde - Deutsche Bank — Analyst

What’s the acreage on that one, John?

John Jacunski - Glatfelter — CFO

I think that’s the one you’re referring to, the 250 or so acres.

Mark Wilde - Deutsche Bank — Analyst

Is there much more in the portfolio that would get you value like that sale has, that’s about $25 or $30,000 an acre?

John Jacunski - Glatfelter — CFO

There’s much less of that today than there had been. We sold a lot of the Delaware land already. So there’s a smaller portion of that left.

Mark Wilde - Deutsche Bank — Analyst

One other question. Just as people think about the third quarter, the maintenance costs domestically go away, we’ve got some price. Are there any benefits from things like Chillicothe integration running even better, productivity being up, things like that?

Dante Parrini - Glatfelter — COO

Clearly, each month at Chillicothe has been improvement. And if you just think about what we have asked that facility to do, a mill that had never been a book mill, and within 90 or 100 days, we take 125,000 tons per year plus. We continue to do work on everything from the work flow itself and how the mill is laid out to finishing equipment to allowing the papermakers to get more comfortable with great sequencing, scheduling, change-offs, all of those things, so we do have expectations that our performance will improve month over month. We’re taking it one day at a time obviously and we’re pushing as fast and as hard as we can go. But, yes, the expectation is that that facility will perform better.

Mark Wilde - Deutsche Bank — Analyst

So there should be some quarter-to-quarter productivity then?

Dante Parrini - Glatfelter — COO

That would be our expectation.

Mark Wilde - Deutsche Bank — Analyst

I guess that covers it for right now.

John Jacunski - Glatfelter — CFO

Mark, I just wanted to follow up. The quarter-on-quarter pricing, sequential quarter for Specialty Papers, it was up about $3 million in the second quarter versus the first quarter.

Mark Wilde - Deutsche Bank — Analyst

Okay, thanks, John.

Operator

Bruce Wilcox, Cumberland Associates.

Bruce Wilcox - Cumberland Associates — Analyst

Good morning. Yet another question on the maintenance. Most organisms don’t have open heart surgery more than once. So I noticed that the year-over-year change in maintenance was $11.5 million, that’s from your text. And so could get us in the ballpark of what on an annual basis you would consider normal and how different that is from what we will have this year?

John Jacunski - Glatfelter — CFO

Sure. The total maintenance outage for both Spring Grove and Chillicothe was 17.4 million. About 8 million of that was in Chillicothe and the balance in Spring Grove. Normally, we would expect to have more like a $6 million number in Spring Grove and we believe 8 million is probably at the top end of what we would spend in Chillicothe, but a reasonable number. So we would expect a number, and I think I mentioned before that we expect $0.18 to $0.22, but we’re talking somewhere around 13 million to 14 million during those annual maintenance shutdowns.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. And those generally get concentrated in the second quarter?

John Jacunski - Glatfelter — CFO

That’s right.

Bruce Wilcox - Cumberland Associates — Analyst

And then I was curious also with the Neenah closure. Does this change anything in your overall complexion of your labor force, have any implications for your pension or benefits, things like that?

John Jacunski - Glatfelter — CFO

We did take a charge. Part of the charge that we took was related to pension and retiree health care for (indiscernible) some of our employees in Neenah, but there’s no (indiscernible) impact to the overall plan that we have in place.

Bruce Wilcox - Cumberland Associates — Analyst

Alright, that will do me. Thank you very much.

Operator

(OPERATOR INSTRUCTIONS). Stuart Benway, Standard.

Stuart Benway - Standard — Analyst

Good morning. I was just wondering, you said that you remain on track to achieve your objectives with these acquisitions, and you had previously said that you expect the earnings to be accretive or the moves to be accretive to earnings of $0.12 to $0.15 in 2006 and $0.45 to $0.50 in 2007. Do those targets remain — do those remain your targets?

John Jacunski - Glatfelter — CFO

They do, Stuart.

Stuart Benway - Standard — Analyst

I think you also had said that previously the Neenah restructuring costs would be 60 to 65 million, and did you just now say it’s going to be 50.7 million — is that what you said?

John Jacunski - Glatfelter — CFO

We’ve incurred 50.7 million so far in the first six months. We expect the total charge for Neenah to be 53 to 55 million versus our previous estimate of 60 to 65 million. And we previously had said that we expected about 22.5 million of those costs to be cash; we expect it now to be around 20 million, or 21 million of cash costs.

Stuart Benway - Standard — Analyst

Related to Lydney, I’m a little confused as to why this review is occurring after the acquisition has taken place. Wouldn’t this be something that would take place before hand? And if they find whatever they find doesn’t happen properly, is there some possibility that the acquisition could be rescinded?

George Glatfelter - Glatfelter — CEO

Start, I don’t know that there is any standard protocol for when these reviews can take place. It’s really up to the regulators based upon their assessment of the circumstances. I will tell you that it’s a very highly disciplined process, a process that we’ve come to know pretty well. Just give you a little color on it, I would say that we’re in the initial phase of this process right now, which is really an information or a facts-gathering phase, and we have been engaged in that since March at the request of the European Commission. At this point, I would tell you that most of the information, at least I believe most of it has been gathered and most of it has been submitted. We’re in the process of formalizing and finalizing this information to the Euro Commission. We expect to have that done by mid-August and we’d expect to have — we hope to have a response by mid-September or sometime in September. But it is a process and it’s a process that we’re fully engaged with. We continue to believe that the direction that we took was the correct direction from a legal and regulatory perspective. We’re certainly interested in moving through this process as quickly as practical. And at the end of the day, we fully expect that when we have, if you will, normalized to the situation and are able to move into the integration activities that we had originally considered, that the strategic aspect of this acquisition is going to be is something that we will be able to achieve.

Stuart Benway - Standard — Analyst

Is there any relationship at all between the cancellation of the other JR Compton assets and this process here? Was there any connection between the two?

George Glatfelter - Glatfelter — CEO

To give you a little background, when we made the acquisition of two facilities, we made the offer to acquire the Lydney facility on an unconditional basis, believing that no regulatory review was required at that point. The second facility, Simpson Clough, in our opinion did require regulatory review. And in fact, that review initiated and overly extended into Lydney.

Because of that process, with respect to the first facility, Simpson Clough, and the amount of time that that process would take to unfold, it became clear to both our (technical difficulty) administrator, the trustee of the bankruptcy proceedings, that further pursuit of acquiring that facility was just not practical. The administrator felt very strongly the need to go forward and preserve the value in that business and didn’t feel as though they could continue to being encumbered by uncertainty. That was not unexpected by us. That’s the reason that we made our offer conditional upon this review.

I would also point out that, with respect to these facilities, the Lydney facility is the larger of the two facilities. It’s the one that was the closest strategic to Glatfelter. The Simpson Clough facility is substantially much smaller and is now being operated by another party, a third party.

Stuart Benway - Standard — Analyst

And you said that you remain on track to reach the objective that I just (indiscernible) one of my first questions, and you had also said that Lydney is a little bit behind. So if that’s the case, then are you now finding slightly more savings in other parts of these transactions than you had previously expected?

George Glatfelter - Glatfelter — CEO

I think the answer to your question is that we believe the process will be resolved. We’re hopeful it will be resolved favorably. And from a timeliness point of view, we believe that we can go forward and hopefully recoup time lost and continue to uphold the obligations we made to you with respect to EBITDA performance in the year 2007. As I mentioned earlier, if the process continues to drag on or if the regulatory review goes in a direction that we think — that is different than what we thought, then I think we’ll have to revisit that. But right now, we stand by the statement of value generation.

Stuart Benway - Standard — Analyst

One last one. You say that you intend to be a carbonless — committed to excellence in the carbonless business, and you also said that volume was down I believe 9% due to expected market attrition. So does that excellence in carbonless include a continuing gradual downturn in the market?

George Glatfelter - Glatfelter — CEO

Yes, actually, it does. And when we looked at the carbonless business, one of the things that we realized very early, that this was a market in decline. We — our business model is based on managing markets by lifecycle. So if you look at the portfolio of Glatfelter products, they are indifferent aspects of lifecycles across the span of the business. The way that you maximize value in a declining market first of all is to have a low-cost operating platform which we believe that we have in Chillicothe. We believe from a competitive point of view, it’s the lowest-cost operating platform in North America.

Secondly, we are focused not on capacity expansions or the infusion of capital for that purpose, but on service — knowing your customers better than the competitors, building best-in-class service capabilities and leveraging something that has always been important to Glatfelter, and that’s strong, productive relationships. And when we look at that, we look at the carbonless business in decline and we look at the future for that business, we expect to be able to extract value and drive a very, very strong value proposition to our customers while using those things.

We also believe at some point in time that that market’s going to level off. And when it does, again, we believe the low-cost platform that we have acquired is a great platform to continue to extract value in that market over time. One other point I’ll make to you is that as this business is in decline, it generates additional opportunities for further capacity at the Chillicothe facility. One of the things we talk about in nearly every call is the competency that we’ve built into new product development. Today, over 50% of what we produce, we didn’t make five years ago. Leveraging that engine to backfill the decline in carbonless will deal with covering the fixed cost of those assets and preserving margin. That’s the strategy for Chillicothe.

Stuart Benway - Standard — Analyst

Thank you very much. That’s helpful.

Operator

[James Gallagher], [James Gallagher, CPA].

James Gallagher

Good afternoon, or good morning I guess it still is. I had a question about your monetization of your woodlands. Is the monetization of woodlands nationwide in your portfolio, or is it perhaps more likely to occur in your home state of Pennsylvania, or are you at liberty to say that?

George Glatfelter - Glatfelter — CEO

James, I can frame that for you. We currently own timberland in four states — Pennsylvania — excuse me, three states — Pennsylvania, Delaware and Virginia, northern Virginia. So that is the extent of our wood basket. We don’t own timber further West. We originally had about 115,000 acres of timberland, that’s now down to about 80 as a result of the sale of some of these higher, better use tracts of land that in fact John had referred to earlier. I think what’s interesting about this land is that it is located in areas of the Northeast corridor that are particularly attractive to growth, and I think that is a major component of the value that we’ve been able to extract thus far. So in answer to your question — it’s not nationwide, it’s contained in three states, but it’s located in areas that have a high degree of commercial interest.

James Gallagher

Okay, thank you. Second question is that your timberland I’m sure is not only — contains trees suitable for pulping, but also suitable for timber harvesting, hardwood timber, oak, ash, hickories, equities whatever, making it into boards and beams and so on. How much in the second quarter was a result of shall we say monetizing timber, other than pulpwood, pulpwood-based land?

George Glatfelter - Glatfelter — CEO

Just a second, James, we’ll see whether we can —.

John Jacunski - Glatfelter — CFO

I’m not sure I have that number for you. We do have some of the sales, although it’s not a significant contributor. It’s typically, it might be on the order of $0.5 million or $1 million in total for the quarter.

George Glatfelter - Glatfelter — CEO

I think that probably frames it pretty well, James. We are not integrated into the structural lumber business or converting operation of raw logs. Basically, the income that we generate from saw timber is generated from the sale of stumpage, and others convert that process. And I think John framed it about as well as we’re able to on this call.

James Gallagher

Okay. Where in the financials do those sales of $0.5 million to 1 million appear?

John Jacunski - Glatfelter — CFO

They would be in operating income, so in cost of sales.

James Gallagher

So it’s up at the top then?

John Jacunski - Glatfelter — CFO

Yes.

James Gallagher

Thanks.

Operator

Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

A couple of follow-ups. Dante, you mentioned a 20% increase in the European volume in the second quarter. What were the kind of key components of that?

Dante Parrini - Glatfelter — COO

I would say that they came out of three of our segments, to be honest with you, Mark. It was almost across the board. We had stronger demands in tea and coffee, which is the Food and Beverage segment. Our Composite Laminate segment had a significant boost, which is the overlay papers, keeping in mind that one of the overlay producing machines within Compton and Devon Valley value, there was a lot of question and concern as to the future of that facility. And as I stated earlier, customers were looking to stabilize their access to products so they can keep their own businesses running efficiently. And we did have some improvement in what we call technical specialties. So new products that we’ve created in these niche non-woven arenas, which could be anything from non-woven table coverings to medical face masks and things of that nature.

Mark Wilde - Deutsche Bank — Analyst

Okay. And Dante, you said that we’re still on track for the $7 to $9 million worth of the Euro program?

Dante Parrini - Glatfelter — COO

Yes.

Mark Wilde - Deutsche Bank — Analyst

How big would that delta by, say, ‘07 over ‘06. Any idea?

John Jacunski - Glatfelter — CFO

I would say that a fair amount of the Euro program savings we will capture through the course of ‘06, and I don’t know that we have disclosed that previously. Have we, John?

John Jacunski - Glatfelter — CFO

No, we haven’t.

Mark Wilde - Deutsche Bank — Analyst

In ‘06, so this year?

Dante Parrini - Glatfelter — COO

Yes. So there’s a decent amount in this year and we’ll get the rest of it in ‘07. And as we head to the end of the fourth quarter ‘07, we’ll be at our full run rate.

Mark Wilde - Deutsche Bank — Analyst

And so in the second quarter, was there much benefit from that?

Dante Parrini - Glatfelter — COO

There was some, yes.

Mark Wilde - Deutsche Bank — Analyst

But you don’t want to quantify that right now?

Dante Parrini - Glatfelter — COO

No, sir.

Mark Wilde - Deutsche Bank — Analyst

A couple of other questions. CapEx if we look at over the next two or three years?

John Jacunski - Glatfelter — CFO

Sure. For this year, we would expect to be 40 to 45 million for the full year of ‘06, and then going forward, 45 to 50 million per year.

Mark Wilde - Deutsche Bank — Analyst

Okay. And where’s that incremental capital going, John?

John Jacunski - Glatfelter — CFO

We only have the two acquisitions for nine months this year, so part of it is just that ramp-up of the acquisitions.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then just remind us, D&A going forward?

John Jacunski - Glatfelter — CFO

It’s about 50 million.

Mark Wilde - Deutsche Bank — Analyst

Now that’s kind of surprising, given the amount of capital that went into Spring Grove back in the early to mid ‘90’s, and the amount of capital that has gone into Chillicothe. Any thoughts?

John Jacunski - Glatfelter — CFO

Which piece is surprising?

Mark Wilde - Deutsche Bank — Analyst

Your CapEx budget is up close to depreciation.

John Jacunski - Glatfelter — CFO

You have to keep in mind that for the Chillicothe acquisition, we end up with basically no net fixed assets on our books, so we have no depreciation (MULTIPLE SPEAKERS) and so we do have some obviously CapEx for the facility; nothing else for maintenance CapEx.

Mark Wilde - Deutsche Bank — Analyst

Last question. The benefit from Chillicothe that you mentioned earlier, couldn’t that benefit be even larger, given the run that we’re seeing in pulp costs right now? Because I think your biggest competitor in carbonless is completely nonintegrated. So doesn’t the higher the pulp costs go or the pulp pricing — doesn’t that potentially increase the benefit from this acquisition?

John Jacunski - Glatfelter — CFO

I think it depends on where prices go. If pulp prices continue to rise and input costs continue to rise, then it could have an impact on pricing. But certainly, the fact that we are integrating and that pulp prices have risen makes this a more attractive option than if it was a nonintegrated facility.

Mark Wilde - Deutsche Bank — Analyst

So the potential then, if costs, including pulp costs, remain high, there is a knock-on effect of pricing and that for you guys since you’re pretty much hedged on costs, makes this potentially a bigger benefit?

John Jacunski - Glatfelter — CFO

That’s true, although there’s still — wood costs have also seen increases that are being supplied to the pulp mills, but certainly not to the magnitude that we’ve seen pulp prices rise.

Mark Wilde - Deutsche Bank — Analyst

Very good. Thanks, John.

Operator

There seems to be no further questions at that time. This concludes today’s Glatfelter conference call. You may now disconnect.